EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 27, 2003 relating to the financial statements which appears in Merix Corporation’s Annual Report on Form 10-K for the year ended May 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Portland, Oregon

January 27, 2004